AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF AMALGAMATION

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF AMALGAMATION (this “Amendment”), dated as of May 25, 2017, is entered into by and among Expo Holdings I Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Expo Holdings II Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares and a wholly-owned Subsidiary of Parent (“Amalgamation Sub”), and Global Sources Ltd., an exempted company incorporated under the laws of Bermuda as a company limited by shares (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement (as defined below), except as otherwise provided below.

WHEREAS, Parent, Amalgamation Sub and the Company entered into an Agreement and Plan of Amalgamation on May 23, 2017 (the “Original Agreement”); and

WHEREAS, Parent, Amalgamation Sub and the Company desire to amend certain terms of the Original Agreement pursuant to Section 10.09 of the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Amalgamation Sub and the Company hereby agree as follows:

AGREEMENTS

Section	1. Amendments

(a)                Section 3.01(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Conversion of Shares. Each issued and outstanding Share (other than any Excluded Shares and any Dissenting Shares) shall be cancelled in exchange for the right to receive an amount equal to US$20.00 (the “Per Share Amalgamation Consideration”), payable to the Shareholders entitled thereto in cash, without interest. All of the Shares that have been cancelled in exchange for the right to receive the aggregate Per Share Amalgamation Consideration as provided in the preceding sentence shall cease to exist, and each holder of a certificate (a “Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Book-Entry Share”) that immediately prior to the Effective Time represented such issued and outstanding Shares shall cease to have any rights with respect thereto, except the right to receive the aggregate Per Share Amalgamation Consideration pertaining to the Shares represented by such Certificate or Book-Entry Share upon the surrender thereof in accordance with Section 3.04. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Shares, or any similar event shall have occurred as permitted hereunder, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding awards made under the Stock Incentive Plans, any such adjustments shall be made in accordance with the applicable Stock Incentive Plans.”

(b)               Section 9.06(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(a) The Company will pay, or cause to be paid, to Parent an amount equal to $12,923,346 (the “Company Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 9.04(b), (ii) by the Company pursuant to Section 9.03(c); or (iii) by the Company or Parent pursuant to Section 9.02(a) without the Requisite Company Vote having been obtained, or Section 9.02(c) or by Parent pursuant to Section 9.04(a) if, at the time of such termination, a bona fide Competing Transaction shall have been publicly announced or publicly made, disclosed or otherwise become publicly known or delivered to the Company, and not irrevocably withdrawn prior to the termination of this Agreement, and within nine (9) months after such termination the Company or any Company Subsidiary consummates a Competing Transaction, whether or not it was the same Competing Transaction (provided, that for purposes of this Section 9.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”). Such payment shall be made, in the case of termination pursuant to clause (i) above, no later than two (2) Business Days after the date of such termination, in the case of termination pursuant to clause (ii) above, at or prior to the time of such termination, and, in the case of termination pursuant to clause (iii) above, no later than two (2) Business Days following the consummation of the Competing Transaction mentioned in clause (iii) above.”

(c)                Section 9.06(b) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Parent will pay, or cause to be paid, to the Company an amount equal to $25,846,691 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 9.03(a) or Section 9.03(b), such payment to be made as promptly as possible (but in any event within two (2) Business Days) following such termination. Notwithstanding the foregoing, in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion.”

Section	2. Miscellaneous

(a)                This Amendment shall not affect any terms or provisions of the Original Agreement other than those amended hereby and is only intended to amend, alter or modify the Original Agreement as expressly stated herein. Except as expressly amended hereby, the Original Agreement shall remain in full force and effect as therein written.

(b)               This Amendment shall not be assigned (whether pursuant to an amalgamation, a merger, by operation of law or otherwise) without the prior written consent of each of the other parties hereto, except that Parent and Amalgamation Sub may assign all or any of their rights and obligations hereunder to any persons providing the Financing (including any members of the Lender Group or any provider of related hedging arrangements) pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing); provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

(c)                The provisions of Section 10.02 (Notices), Section 10.03 (Severability), Section 10.05 (Parties in Interest); Section 10.06 (Specific Performance); 10.07 (Governing Law; Dispute Resolution); Section 10.08 (Submission to Jurisdiction; Waivers); Section 10.09 (Amendment); Section 10.10 (Waiver); Section 10.11 (Construction); Section 10.12 (Confidentiality); and Section 10.13 (Counterparts) of the Original Agreement shall apply mutatis mutandis to this Amendment as though expressly incorporated in here; provided that, in each case, references to “this Agreement” in such sections of the Original Agreement shall mean this Amendment.

(d)               Any reference to “this Agreement” in the Original Agreement shall mean the Original Agreement as so amended by this Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Amendment to be duly executed as of the date first written above.

GLOBAL SOURCES LTD.

By /s/ Merle A. Hinrich
Name: Merle A. Hinrich

Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Amalgamation]

IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Amendment to be duly executed as of the date first written above.

EXPO HOLDINGS I LTD

By /s/ Christopher Placca
Name: Christopher Placca
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Agreement and Plan of Amalgamation]

IN WITNESS WHEREOF, the Company, Parent and Amalgamation Sub have caused this Amendment to be duly executed as of the date first written above.

EXPO HOLDINGS II LTD.

By /s/ Christopher Placca
Name: Christopher Placca
Title: Authorized Signatory

[Signature Page to Amendment No. 1 to Agreement and Plan of Amalgamation]